Exhibit 2.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
HYLETE, INC.

HYLETE, INC., (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

A.              The name of the Corporation is HYLETE, INC. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of Delaware on December 21, 2018 (effective as of January 1, 2019), as amended by that certain Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on March 29, 2019, and as further amended and restated by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on January 6, 2020.

B.              This Second Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL, and restates, integrates and further amends the provisions of the Corporation’s original Certificate of Incorporation (as initially amended and later amended and restated as described above).

C.              Immediately prior to the Effective Time (as defined below) of this Certificate, the total number of shares which the Corporation is authorized to be issued was Eighty-Eight Million Six Hundred Eighty-Two Thousand Five Hundred (88,682,500) shares. The number of shares of Common Stock authorized to be issued was Thirty-Six Million (36,000,000) shares. The number of shares of Preferred Stock authorized to be issued was Fifty-Two Million Six Hundred Eighty-Two Thousand Five Hundred (52,682,500) shares. The Preferred Stock was authorized to be issued in a number of series from time to time. The first series consisted of One Million Seven Hundred Twelve Thousand Two Hundred (1,712,200) shares and was designated “Series A Preferred Stock”. The second series consisted of Five Million Nine Hundred Seventy Thousand Three Hundred (5,970,300) shares and was designated “Series A-1 Preferred Stock”. The third series consisted of Ten Million (10,000,000) shares and was designated “Series A-2 Preferred Stock”. The fourth series of Preferred Stock consisted of Thirty-Five Million (35,000,000) shares and was designated “Series AA Preferred Stock”. Collectively, the Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series AA Preferred Stock, shall be referred to herein as the “Old Preferred Stock”.

D.              The text of the Amended and Restated Certificate of Incorporation is hereby further amended and restated in its entirety to read as follows:

1.               NAME. The name of the corporation is HYLETE, Inc.

2.               REGISTERED AGENT. The address of the registered office of the Corporation in the State of Delaware is 919 North Market Street, Suite 950 in the city of Wilmington, Delaware, County of New Castle, 19801. The name of the registered agent of the Corporation at such address is “InCorp Services, Inc.”

3.               PURPOSE. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the DGCL.

4.              STOCK.

4.1.          AUTHORIZED SHARES. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The par value of each class of stock is $0.001 per share. The total number of shares which the Corporation is authorized to issue is Two Hundred Eighty-Eight Million (288,000,000) shares. The number of shares of Common Stock authorized to be issued is One Hundred Fifty-Five Million (155,000,000) shares. The number of shares of Preferred Stock (as defined below) authorized to be issued is One Hundred Thirty-Three Million (133,000,000) shares which shares shall be divided into series as provided herein. Subject to the rights of the holders of any Series B Preferred Stock (excluding Series B-5 Preferred Stock, as defined below), the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

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4.1.1.     COMMON STOCK. The rights and powers of the Common Stock shall be as set forth herein.

4.1.2.     PREFERRED STOCK. The Preferred Stock authorized by this Certificate may be issued from time to time in one or more series. The first series shall consist of Fifty Million (50,000,000) shares and is designated “Series B-1 Preferred Stock”. The second series shall consist of Seven Million (7,000,000) shares and is designated “Series B-2A Preferred Stock”. The third series shall consist of Twenty Two Million (22,000,000) shares and is designated “Series B-2B Preferred Stock.” The fourth series shall consist of Nineteen Million (19,000,000) shares and is designated “Series B-3 Preferred Stock”. The fifth series shall consist of Sixteen Million (16,000,000) shares and is designated “Series B-4 Preferred Stock”. The sixth series shall consist of Nineteen Million (19,000,000) shares and is designated “Series B-5 Preferred Stock”. Collectively, the Series B-1 Preferred Stock, Series B-2A Preferred Stock, Series B-2B Preferred Stock, Series B-3 Preferred Stock, Series B-4 Preferred Stock, and Series B-5 Preferred Stock, shall be referred to herein as the “Series B Preferred Stock” or “Preferred Stock”).

4.2.          RECLASSIFICATION OF OLD PREFERRED STOCK. Immediately prior to the effectiveness of the filing of this Certificate (the “Effective Time”), each series of Old Preferred Stock issued and outstanding immediately prior to the Effective Time, and that is then held of record by any holder will automatically be reclassified as follows:

4.2.1.     Series AA Preferred Stock. Each share of Series AA Preferred Stock shall be reclassified as one share of Series B-3 Preferred Stock.

4.2.2.     Series A, A-1 and A-2 Preferred Stock. Each share of Series A Preferred Stock, Series A-1 Preferred Stock, and Series A-2 Preferred Stock shall be reclassified into one share of Series B-4 Preferred Stock.

Each certificate or ledger record that theretofore represented shares of any series of Old Preferred Stock shall thereafter represent such number of shares of the series of Preferred Stock into which the shares of such series of Old Preferred Stock shall have been reclassified hereby. All options, warrants or rights to acquire shares of any series of Old Preferred Stock, or securities convertible into shares of Old Preferred Stock, outstanding immediately prior to the Effective Time will become an option, warrant or right, or security convertible into, the corresponding series of Preferred Stock into which the underlying shares of the series of Old Preferred Stock shall have been reclassified pursuant hereto (e.g., a warrant for Series AA Preferred Stock reclassified as Series B-3 Preferred Stock shall become a warrant for an equivalent number of shares of Series B-3 Preferred Stock).

4.3.          RECLASSIFICATION OF COMMON STOCK AND ISSUANCE OF SERIES B-5 PREFERRED STOCK. At the Effective Time, each share of the Corporation’s Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) will automatically shall be reclassified as one share of Common Stock and one share Series B-5 Preferred Stock. Any options, warrants or other rights to purchase Old Common Stock, or convertible securities convertible into shares of Old Common Stock, outstanding prior to the Effective Time will become an option, warrant or right, or security convertible into, an equivalent number of shares of Common Stock and Series B-5 Preferred Stock. Notwithstanding anything to the contrary set forth herein, except as expressly required by law, the Series B-5 Preferred Stock itself shall carry no voting rights, but the Common Stock after the Effective Time shall maintain its voting rights of one vote per share. Each share of the Common Stock issued or disposed of after the Effective Time shall be issued with a corresponding share of Series B-5 Preferred Stock, and the Corporation shall not issue any shares of Common Stock or Series B-5 Preferred Stock after the Effective Time except as a unit consisting of one share of Common Stock and one share of Series B-5 Preferred Stock.

4.4.          SERIES B PREFERRED STOCK. The rights, preferences, privileges, restrictions and other matters relating to each individual series of the Series B Preferred Stock are as follows:

4.4.1.     DIVIDEND RIGHTS.

A.              Holders of Series B-2B Preferred Stock, prior and in preference to the holders of Common Stock and all other series of Preferred Stock, shall be entitled to receive a cash dividend at the rate of twelve and a half percent (12.5%) of the Original Issue Price (as defined below) for such share of Series B-2B Preferred Stock, per annum on each outstanding share of Series B-2B Preferred Stock (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be payable by Corporation on a quarterly basis in cash, unless otherwise prohibited by law or consented in writing by holders of a majority of the outstanding shares of the Series B-2B Preferred Stock, voting as a separate series.

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B.              The “Original Issue Price” for each share of Series B Preferred Stock shall be deemed to be:

(i) for the Series B-1 Preferred Stock, $0.10178;

(ii) for the Series B-2A Preferred Stock, $0.28723;

(iii) for the Series B-2B Preferred Stock, $0.28723;

(iv) for the Series B-3 Preferred Stock, an amount equal to the corresponding price paid per share of Series AA Preferred Stock (or reclassified Series B-3 Preferred Stock) at the time of purchase;

(v) for the Series B-4 Preferred Stock, an amount equal to the corresponding price paid per share of the Series A Preferred Stock, Series A-1 Preferred Stock, or Series A-2 Preferred Stock (or reclassified Series B-4 Preferred Stock) at the time of purchase; and

(vi) for the Series B-5 Preferred Stock, $0.00.

4.4.2.     VOTING RIGHTS.

A.              GENERAL RIGHTS. Each holder of shares of Preferred Stock (excluding, for the avoidance of doubt, all shares of Series B-5 Preferred Stock) shall be entitled to the number of votes equal to the whole number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section 4.4.4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation, as the same may be amended from time to time (the “Bylaws”). Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock on all matters submitted to a vote of stockholders.

B.              SALE OF CORPORATION. Provided dividend payments to the holders of Series B-2B Preferred Stock as described in Section 4.4.1.A above are not in arrears (unless otherwise consented to in writing by holders of a majority of the outstanding shares of the Series B-2B Preferred Stock, voting as a separate series), in addition to any greater or additional vote required by law or this Certificate, any Liquidating Event (as defined below) within two (2) years of the Effective Time shall require approval by: (i) a majority vote of the holders of outstanding Series B-1 Preferred Stock, Series B-2A Preferred Stock, and Series B-2B Preferred Stock, collectively voting together as a class, and, (ii) a majority vote of the holders of outstanding Series B-3 Preferred Stock, Series B-4 Preferred Stock and Common Stock, collectively voting together as a class.

C.              SEPARATE VOTE OF PREFERRED STOCK. In addition to any greater or additional vote required by law or this Certificate, the affirmative vote of the holders of at least a majority of the outstanding Preferred Stock (excluding all shares of Series B-5 Preferred Stock), voting together on an as-converted basis, shall be necessary for effecting or validating the following actions (whether by amendment, merger or consolidation, or by any wholly-owned subsidiaries or otherwise):

i)               Alter or change the rights, preferences or privileges of the Preferred Stock, or effect any transaction in which the Preferred Stock are treated differently than the Common Stock;

ii)             Authorize, create or issue any new class or series of stock or other security, including any security that is junior, pari passu or senior to the Preferred Stock with respect to voting, dividends, redemption or liquidation rights;

iii)            Issue any shares of Preferred Stock after the Effective Time;

iv)            Effect the sale of any material assets of the Corporation, including but not limited to intellectual property, other than in the ordinary course of business;

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v)             Effect any transaction with any affiliates of the Corporation unless approved by the Corporation’s Board of Directors;

vi)            Increase or decrease the authorized numbers of directors constituting the Corporation’s Board of Directors;

vii)           Enter into a different line of business;

viii)          Amend or waive any provision of the Certificate;

ix)            Redeem or repurchase any shares of Common Stock or Preferred Stock or pay or declare any dividend on any Common Stock or Preferred Stock other than redemptions of, or dividends on, the Preferred Stock as expressly authorized by the Certificate, or pursuant to any equity incentive plan approved by the Corporation’s Board of Directors or any agreement outstanding as of immediately prior to the Effective Time;

x)              Effect any Liquidating Event (as defined below);

xi)             Issue shares of Common Stock or Preferred Stock, or options with respect thereto, except for options approved for issuance by the Board of Directors (or shares of Common Stock or Preferred Stock upon the exercise of such options);

xii)           Incur or refinance any funded indebtedness above $250,000, except as approved by the Corporation’s Board of Directors; and

xiii)         Convert into a different type of entity or transfer of jurisdiction.

D.              ELECTION OF BOARD OF DIRECTORS. Unless and except to the extent that the Bylaws provide otherwise, the number and election of directors of the Corporation shall be as described herein, and need not be by written ballot. The Corporation’s Board of Directors shall consist of five (5) Directors.

i)               The holders of the Series B-1 Preferred Stock, voting as a separate series and separate class, shall be entitled to elect three (3) members (each, a “Series B-1 Preferred Director”) of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office any Series B-1 Preferred Director and to fill any vacancy caused by the resignation, death or removal of any Series B-1 Preferred Director.

ii)             The holders of Series B-3 Preferred Stock, B-4 Preferred Stock, and Common Stock, voting collectively as a separate class on an as-converted basis, shall be entitled to elect one (1) member (the “Preferred/Common Director”) of the Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors, and to remove from office such Preferred/Common Director and to fill any vacancy caused by the resignation, death or removal of such Preferred/Common Director.

iii)            The fifth seat of the Board of Directors shall automatically be filled by the then-sitting Chief Executive Officer of the Corporation (the “CEO Director”). If, at any time, there is no Chief Executive Officer, the CEO Director position shall be filled by the next highest officer of the Corporation (the “Next Highest Officer”), until such time as there is a Chief Executive Officer. Only the Chief Executive Officer shall be qualified to serve as CEO Director; provided, that if there is no CEO Director, the Next Highest Officer shall be qualified to serve as CEO Director until a Chief Executive Officer is in place (and any Next Highest Officer in office as a director shall automatically cease to be qualified, and shall cease to serve, as a director immediately upon the installation of a new Chief Executive Officer). If a person serving as CEO Director ceases to be the Chief Executive Officer, such person shall automatically cease to be qualified as, and shall cease to be, the CEO Director, and the Next Highest Officer or the newly elected Chief Executive Officer, as the case may be, shall thereupon become qualified to be (and shall be appointed to fill the vacancy resulting from). The Board of Directors shall not remove the Chief Executive Officer unless such removal is approved by (in addition to any greater or additional vote required by law, this Certificate, and/or the Bylaws) all of then-sitting directors other than the CEO Director.

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4.4.3.     LIQUIDATION RIGHTS.

A.              Upon a Liquidating Event (as defined below), prior and in preference to any distribution or payment to the holders of any Common Stock , the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution, or the consideration received in such transaction, respectively, as follows:

i)              First, an amount per share of Series B-1 Preferred Stock and Series B-2A Preferred Stock equal to three (3) times the Original Issue Price of such Series B-1 Preferred Stock and Series B-2A Preferred Stock, respectively, (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B-1 Preferred Stock and Series B-2A Preferred Stock held by them on a pro rata basis. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-1 Preferred Stock and Series B-2A Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-1 Preferred Stock and Series B-2A Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

ii)             Then second, an amount per share of Series B-2B Preferred Stock equal to one (1) times the Original Issue Price of Such Series B-2B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B-2B Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-2B Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-2B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

iii)             Then third, an amount per share of Series B-3 Preferred Stock equal to one (1) times the Original Issue Price of Such Series B-3 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B-3 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-3 Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-3 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

iv)             Then fourth, an amount per share of Series B-4 Preferred Stock equal to one (1) times the Original Issue Price of Such Series B-4 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B-4 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-4 Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-4 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

v)              Then fifth, an amount per share of Series B-2B Preferred Stock equal to one (1) times the Original Issue Price of Such Series B-2B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B-2B Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-2B Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-2B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

vi)             Then sixth, an amount per share of Series B-3 Preferred Stock equal to one (1) times the Original Issue Price of Such Series B-3 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B-3 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-3 Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-3 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

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vii)            Then seventh, an amount per share of Series B-4 Preferred Stock equal to one (1) times the Original Issue Price of Such Series B-4 Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) for each share of Series B-4 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-4 Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-4 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

viii)          Then eighth, an amount per share of Series B-5 Preferred Stock equal to fifty cents ($0.50) for each share of Series B-5 Preferred Stock held by them. If, upon any such liquidation, dissolution, or winding up, the assets of the Corporation (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series B-5 Preferred Stock, of the liquidation preference set forth in this Section 4.4.3(A), then such assets (or consideration) shall be distributed among the holders of Series B-5 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

B.              After the payment of the full liquidation preference of the Series B Preferred Stock as set forth in Sections 4.4.3(A) above, the remaining assets of the Corporation legally available for distribution (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and Series B-Preferred stockholders (excluding Series B-5 Preferred Stock) on an as-if converted basis in proportion to the number of shares of Common Stock held by each such holder.

C.              For purposes of this Section 4.4.3, a “Liquidating Event” shall be deemed to be occasioned by, or to include: (i) Any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; (ii) a merger or consolidation in which (a) the Corporation is a constituent party, or (b) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the equity securities of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting company or (2) if the surviving or resulting company is a wholly owned subsidiary of another company immediately following such merger or consolidation, the parent company of such surviving or resulting company; or (iii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets, technology or intellectual property of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

D.              In any Liquidating Event, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

i)                Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

a.                If traded on a securities exchange or through the Nasdaq Global Market or Nasdaq Capital Markets, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

b.               If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

c.                If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

ii)              The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (a), (b) or (c) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

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4.4.4.     CONVERSION RIGHTS. Shares of the Series B-5 Preferred Stock shall not be convertible. The holders of the Series B Preferred Stock (excluding Series B-5 Preferred Stock) shall have the following rights with respect to the conversion of their respective Series B Preferred Stock into shares of Common Stock (the “Conversion Rights”):

A.              SERIES B PREFERRED STOCK CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series B Preferred Stock (the “Series B Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing the respective Original Issue Price of the Series B Preferred Stock by the respective Series B Preferred Stock Conversion Price (as defined below) for the Series B Preferred Stock, calculated as provided in Section 4.4.4(C).

B.              SERIES B PREFERRED STOCK CONVERSION PRICE. The conversion price for (i) the Series B-1 Preferred Stock shall initially be the respective Original Issue Price of the Series B-1 Preferred Stock, (ii) the Series B-2A Preferred Stock shall initially be the Original Issue Price of the Series B-2A Preferred Stock, (iii) the Series B-2B Preferred Stock shall initially be the Original Issue Price of the Series B-2B Preferred Stock, (iv) the Series B-3 Preferred Stock shall initially be the Original Issue Price of the Series B-3 Preferred Stock, and (ii) the Series B-4 Preferred Stock shall initially be the Original Issue Price of the Series B-4 Preferred Stock (respectively, the “Preferred Stock Conversion Price”). Such initial Preferred Stock Conversion Price shall be adjusted from time to time in accordance with this Section 4.4.4. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted.

C.              ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If at any time or from time to time after the date that the first share of Series B-1 Preferred Stock is issued (the “Series B-1 Original Issue Date”) or after the date that the first share of Series B-2A Preferred Stock is issued (the “Series B-2A Original Issue Date”) or after the date that the first share of Series B-2B Preferred Stock is issued (the “Series B-2B Original Issue Date”), or after the date that the first share of Series B-3 Preferred Stock is issued (the “Series B-3 Original Issue Date”), or after the date that the first share of Series B-4 Preferred Stock is issued (the “Series B-4 Original Issue Date”), as applicable, the Corporation effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the Preferred Stock Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Series B-1 Original Issue Date, Series B-2A Original Issue Date, Series B-2B Original Issue Date, Series B-3 Original Issue Date, or Series B-4 Original Issue Date, as applicable, the Corporation combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the Preferred Stock Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4.4.4(C) shall become effective at the close of business on the date the subdivision or combination becomes effective.

D.              ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Series B-1 Original Issue Date, Series B-2A Original Issue Date, Series B-2B Original Issue Date, Series B-3 Original Issue Date, or Series B-4 Original Issue Date, as applicable, the Corporation pays a dividend or other distribution on the Common Stock in Additional Shares of Common Stock, the Preferred Stock Conversion Price that is then in effect for the Series B Preferred Stock shall be decreased as of the time of such issuance, as provided below:

i)               The Preferred Stock Conversion Price shall be adjusted by multiplying the Preferred Stock Conversion Price then in effect by a fraction equal to:

a.                the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

b.               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

ii)             If the Corporation fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Preferred Stock Conversion Price for the Preferred Stock shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

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iii)            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Preferred Stock Conversion Price for the Series B Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Preferred Stock Conversion Price for the Preferred Stock shall be adjusted pursuant to this Section 4.4.4(D) to reflect the actual payment of such dividend or distribution.

E.               ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, AND SUBSTITUION. If at any time or from time to time after the Series B-1 Original Issue Date, Series B-2A Original Issue Date, Series B-2B Original Issue Date, Series B-3 Original Issue Date, or Series B-4 Original Issue Date, as applicable, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Liquidating Event defined in Section 4.4.3 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.4.4), in any such event each holder of Series B Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

F.               REORGANIZATIONS, MERGERS, OR CONSOLIDATIONS. If at any time or from time to time after the Series B-1 Original Issue Date, Series B-2A Original Issue Date, Series B-2B Original Issue Date, Series B-3 Original Issue Date, or Series B-4 Original Issue Date, as applicable, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a Liquidating Event as defined in Section 4.4.3 or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4.4.4), as a part of such capital reorganization, provision shall be made so that the holders of Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.4.4 with respect to the rights of the holders of the Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 4.4.4 (including adjustment of the Preferred Stock Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

G.              DEFINED TERMS.

“Convertible Securities” shall mean Stock or other securities convertible into Additional Shares of Common Stock (as defined below).

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation, or deemed to be issued, other than:

i)               shares of Common Stock issued upon conversion of or as a dividend or distribution on the Series B Preferred Stock;

ii)              shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to employees, officers or directors of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

iii)             shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding prior to the effective date of the Certificate;

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iv)            shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;

v)              shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the shares of Common Stock issued pursuant to such options, warrants or other rights, issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution, approved by the Board of Directors;

vi)            any other issuance or issuances of securities and/or options, warrants or other purchase rights, and the securities issued pursuant to such options, warrants or other rights that have been approved by the holders of at least a majority of the outstanding Preferred Stock, voting together on an as-converted basis; and

vii)           shares of Common Stock issued or issuable pursuant to a transaction described in Section 4.4.4(D), 4.4.4(E) or 4.4.4(F) above.

H.              CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Preferred Stock Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series B Preferred Stock, if the Series B Preferred Stock is then convertible pursuant to this Section 4.4.4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series B Preferred Stock at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Preferred Stock Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

I.                NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Liquidating Event (as defined in Section 4.4.3) or other capital reorganization of the Corporation, or any reclassification or recapitalization of the capital stock of the Corporation, the Corporation shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Series B Preferred Stock, voting together on an as-converted basis but excluding Series B-5 Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Liquidating Event, reorganization, reclassification, transfer or consolidation, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Liquidating Event, reorganization, reclassification, transfer or consolidation.

J.                AUTOMATIC CONVERSION.

i)               Each share of Series B Preferred Stock (excluding Series B-5 Preferred Stock) shall automatically be converted into shares of Common Stock, based on the then-effective Preferred Stock Conversion Price, (A) at any time upon the affirmative election of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting together on an as-converted basis (excluding Series B-5 Preferred Stock), or (B) majority vote by the Board of Directors upon the Initial Public Offering , or any other type of direct prospectus or registered offering transaction, which results in the Company (or its successor by reorganization, merger or consolidation) becoming “public” and any class of its securities are quoted or traded in any public market or exchange (a “Qualified Offering”). Upon a Qualified Offering, all shares of Series B-5 Preferred Stock shall be cancelled for no consideration.

ii)             Upon the occurrence of either of the events specified in Section 4.4.4(J)(i) above, the outstanding shares of Series B Preferred Stock (excluding Series B-Preferred Stock) shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, if applicable; provided, however, that the Corporation shall not be obligated to issue, if applicable, certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock, if applicable, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series B Preferred Stock, the holders of Series B Preferred Stock shall, if applicable, surrender the certificates representing such shares, at the office of the Corporation or any transfer agent for the Series B Preferred Stock. Thereupon, if applicable, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

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K.              FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

L.               RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock and exercise of any options, warrants, or other convertible securities. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

M.             NOTICES. Any notice required by the provisions of this Section 4.4.4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

N.              PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered.

4.4.5.     NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

5.	LIMITATION OF LIABILITY AND INDEMNITY.

5.1.          LIMITATION OF LIABILITY. To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

5.2.          INDEMNITY. The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this Article 5 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

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5.3.          EXPENSES. To the fullest extent permitted by the DGCL, as now or hereafter in effect, and not prohibited by any other applicable law, expenses (including attorney’s fees) incurred by a Covered Person in connection with any Proceeding shall be paid promptly by the Corporation in advance of the final disposition of such Proceeding; provided, however, that if the DGCL requires, an advance of expenses incurred by any Covered Person in his or her capacity as such (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses by the Corporation as authorized in this Article 5.

5.4.          Non-Exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article 5 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under this Certificate, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 5.2 shall be made to the fullest extent permitted by law. The provisions of this Article 5 shall not be deemed to preclude the indemnification of any person who is not specified as a Covered Person, but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable Law.

5.5.          Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation may purchase and maintain insurance on behalf of any person who is or was a Covered Person against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article 5.

6.               AMENDMENTS. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any bylaw adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders. The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate or the Bylaws, from time to time, to amend the Amended and Restated Certificate or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate or any amendment thereof are conferred subject to such right.

7.               DISPUTE FORUM. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate or the Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 7.

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IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by the undersigned, the President of the Corporation, as of June 14, 2021.

/s/ Adam S. Colton Adam Colton, Chief Operating Officer

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